UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Moringa Acquisition Corp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 On August 10, 2023, Moringa Acquisition Corp (“Moringa”) filed with the Securities and Exchange Commission a Current Report on Form 8-K (a “Form 8-K”) reporting the termination of the Business Combination Agreement (as amended, the “Business Combination Agreement”), dated as of June 9, 2022, to which it was party with Holisto Ltd., an Israeli company. Despite the termination of the Business Combination Agreement, Moringa plans to seek approval for all proposals set forth in the proxy statement for its upcoming Extraordinary General Meeting in lieu of 2023 Annual General Meeting, which is scheduled to take place on Wednesday, August 16, 2023. Specifically, Moringa will seek to extend the deadline for completion of an initial business combination under its amended and restated memorandum and articles of association to August 19, 2024 (or such earlier date as Moringa’s board of directors may determine), in order to pursue other potential business combination opportunities.

The text of the subject Form 8-K is set forth below:

Item 1.02. Termination of Material Definitive Agreement

On August 7, 2023, Moringa Acquisition Corp, a Cayman Islands exempted company (“Moringa” or the “SPAC”) received from Holisto Ltd., an Israeli company (“Holisto”), a notice that stated that Holisto was terminating the Business Combination Agreement (as amended, the “Business Combination Agreement”), dated as of June 9, 2022, by and among Moringa, Holisto, and Holisto MergerSub, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Holisto (“Merger Sub”). Pursuant to the termination notice, effective as of the end of the day on August 8, 2023, all rights and obligations of each party to the Business Combination Agreement ceased, except for the obligations of each party to the Business Combination Agreement that were intended to survive such termination, in accordance with the applicable provisions of the Business Combination Agreement, which surviving obligations shall remain in effect in accordance with their respective terms.

The termination notice was provided by Holisto in accordance with Section 7.1(j) of the Business Combination Agreement, under which either Moringa or Holisto could terminate the agreement upon notice to the other party, given that the business combination between the parties was not consummated on or prior to January 1, 2023.

For more information concerning the Business Combination Agreement please see the text of the  agreement, which was previously filed as Exhibit 2.1 to Moringa’s Current Report on Form 8-K filed with the SEC on June 13, 2022, as amended by (a) Amendment No. 1 to the Business Combination Agreement, which was previously filed as Exhibit 10.1 to Moringa’s Current Report on Form 8-K filed with the SEC on August 17, 2022, and (b) Amendment No. 2 to the Business Combination Agreement, which was previously filed as Exhibit 10.1 to Moringa’s Current Report on Form 8-K filed with the SEC on January 4, 2023, each of which is incorporated by reference herein.